UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

GRANITESHARES ETF TRUST

ADDRESS AND PRINCIPAL BUSINESS OFFICE:

GraniteShares ETF Trust

30 Vesey Street, 9th Floor

New York, New York 10007

TELEPHONE NUMBER:

(917) 477-2521

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

William Rhind

GraniteShares ETF Trust

30 Vesey Street, 9th Floor

New York, New York 10007

With copies of Notices and Communications to:

W. Thomas Conner

Reed Smith LLP

1301 K Street, NW

Washington, DC 20005
(202) 414-9208

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

Yes   ☒           No   ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of November, 2016

GraniteShares ETF Trust

By:	/s/ William Rhind
William Rhind
Sole Trustee

Attest:	/s/ C. Blandino
(Name)
Notary Public
(Title)